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                                                                   EXHIBIT 10.37


                          AGREEMENT ON ASSET TRANSFER


This Agreement (hereinafter referred to as this "Agreement") is entered into by and between IAMBiz Co., Ltd. (hereinafter referred to as "Transferee") and GRAVITY Co. Ltd. (hereinafter referred to as "Transferor") in connection with the transfer of certain assets owned by Transferor from Transferor to Transferee.

ARTICLE 1 [OBJECT OF TRANSFER]
The assets being transferred (hereinafter referred to as "the Transfer Assets") are set forth in "Transfer Assets Schedule (Annex 1)" and "Computational Basis for Asset Sale (Annex 2)".

ARTICLE 2 [PRICE AND PAYMENT TIME]
In consideration of the Transfer Assets, Transferee shall pay to Transferor KRW 510,000,000. As for timing of payments, an initial sum of KRW 51,000,000 shall be paid on the date of this Agreement, an interim sum of KRW 153,000,000 shall be paid within 15 days from the date of this Agreement, and the balance amount of KRW 306,000,000 shall be paid within 30 days from the date of this Agreement. Transferor shall transfer the Transfer Assets to Transferee upon receipt of the balance payment, at which time the Transfer shall be deemed as having been completed (except for VAT).

ARTICLE 3 [TRANSFEROR'S WARRANTIES]
1. At the time of the transfer of the Transfer Assets, Transferor shall transfer to Transferee all the guaranties and service-related documents issued by the manufacturers and service providers in respect of the Transfer Assets.
2. Until the time of transfer set forth in Article 4, Transferor shall be obligated to preserve, with equal care given to its own assets, the Transfer Assets in the same condition as inspected by Transferee.

ARTICLE 4 [DELIVERY TIME OF THE TRANSFER ASSETS]
Transferor shall deliver the Transfer Assets on the date of the balance payment. Any related costs of transfer shall be borne by Transferee.

ARTICLE 5 [LIABILITY FOR THE TRANSFER ASSETS]


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Both parties hereby agree that Transferor shall be liable for any defects in the
Transfer Assets arising before the transfer and Transferee shall be liable for any such defects arising after the transfer.

ARTICLE 6 [PENALTIES FOR DELAY]
In the case of delay in payment or transfer of the assets, the party at fault shall pay the other party an amount equal to 1 out of 500 of the contract amount per each day of delay.

ARTICLE 7 [TERMINATION OF AGREEMENT AND LIQUIDATED DAMAGES]
1. This Agreement may be terminated by mutual consent of the parties or upon a unilateral breach of contract.
2. If the value of the Transfer Assets substantially falls as a result of a defect therein caused by intentional misconduct or gross negligence by Transferor prior to the transfer, Transferee has the right to seek cure from Transferor, and if there is no cure within 7 days of demand therefor, Transferee may terminate this Agreement.
3. Either party may terminate this agreement if, without the fault of such party, the other party does not perform, or delays in performing, its obligations hereunder and there is no cure within 7 days of demand therefor. However, if Transferor is at fault, Transferor shall indemnify Transferee by an amount equal to two times the initial sum, and if Transferee is at fault, Transferor may keep the initial sum.

ARTICLE 8 [AMENDMENT]
This Agreement may be amended in part or in whole by mutual written consent, and such amendment shall be effective from the day immediately following the date of amendment.

ARTICLE 9 [CONFIDENTIALITY]
1. Neither party shall disclose to a third party any technical information, business secrets or other information received or obtained from the other party or a third party in connection with this Agreement without the other party's written consent.
2. The preceding clause shall survive the cancellation or termination of this Agreement, except where the other party's prior consent is obtained for internal use in connection with asset revaluation or for other purposes.

ARTICLE 10 [INDEMNIFICATION]


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In the event that either party inflicts harm on the other party due to intentional misconduct, negligence or breach of the ordinary standard of care, such party shall indemnify such other party and any third party at such party's own costs and expenses.

ARTICLE 11 [NOTICE REQUIREMENT]
Each party shall promptly notify the other party of any change or potential change in its corporate name, representative, address, industry and other material information known to such party at the time of this Agreement.

ARTICLE 12 [MISCELLANEOUS]
Matters not stipulated in this Agreement or disagreements as to the interpretation of this Agreement shall as a matter of principle be decided amicably between the parties, provided that disputes relating to this Agreement shall be adjudicated by the Seoul District Court.

For the purpose of strict compliance with the terms above, the parties hereto shall make two copies of the Agreement, which they shall sign and seal, and each party shall keep one of such copies.

Annex 1. Transfer Assets Schedule
Annex 2. Computational Basis for Asset Sale

Date: October 10, 2003

(Transferor)
Address: 620-2, Shinsa-dong, Gangnam-gu, Seoul
Corporate name: GRAVITY Co. Ltd.
Representative Director: Jung Hwi Yung  /Seal/

(Transferee)
Address: 170-13, Guro-dong, Guro-gu, Seoul
Corporate name: IAMBiz Co., Ltd.
Representative Director: Kim Yeong Gon  /Seal/



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